Exhibit 99


FOR IMMEDIATE RELEASE            Investor Contact:
                                 Martha Lindeman  312-751-8000 x2430

                                 Media Contact:
                                 Rebecca Theim  312-751-8000 x2445


                          PLAYBOY ENTERPRISES, INC. AND
                       SPICE ENTERTAINMENT COMPANIES, INC.
                        SET CLOSING DATE FOR ACQUISITION


Chicago, March 8, 1999 -- Playboy Enterprises, Inc. (PLA - NYSE) and Spice Entertainment Companies, Inc. (SPZE - NASDAQ) today announced that they have scheduled the closing of Playboy's acquisition of Spice for Monday, March 15, 1999. Playboy signed a credit agreement on February 26th to provide the financing necessary to close the Spice acquisition. Playboy will issue in the aggregate between 1,980,000 and 2,055,000 shares of Playboy Class B Common Stock, depending upon decisions to be made by holders of options to acquire Spice stock. Of these shares, approximately 173,800 will be issued to Spice and will be included among the assets being transferred to Directrix, Inc., the common stock of which is being distributed to stockholders of Spice as part of the consideration for the merger. The remaining shares of Playboy Class B Common Stock will be issued to the Spice stockholders in partial exchange for their shares of Spice. Playboy and Spice expect that all closing conditions will be met by March 15, 1999.

                                       ***

Playboy Enterprises, Inc. is an international multimedia entertainment company that publishes editions of PLAYBOY magazine around the globe; creates programming for Playboy TV networks and home video distribution around the world; operates a direct marketing business, including CRITICS' CHOICE VIDEO, COLLECTORS' CHOICE MUSIC, PLAYBOY and SPICE catalogs and Web sites; markets Playboy-branded consumer products sold worldwide; operates Playboy Online, which includes the PLAYBOY.COM and PLAYBOY CYBER CLUB Web sites; and plans to open the Playboy Casino & Beach Hotel on the Greek island of Rhodes.

Spice Entertainment Companies, Inc. is a leading provider of adult television entertainment throughout the world.

                                        9